Exhibit 3.12

FILE COPY

[Seal]

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 3868601

The Registrar of Companies for England and Wales hereby certifies that

SUPPLYSTILL LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 29th October 1999

[THE OFFICIAL SEAL OF THE

REGISTRAR OF COMPANIES]

[Companies House Letterhead]